SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2004

Great Wolf Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51064
(Commission File Number)

51-0510250
(IRS Employer Identification Number)

122 West Washington Avenue, Madison, Wisconsin 53703
(Address of principal executive offices)

Registrant’s telephone number, including area code: (608) 251-6400

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 8.01. Other Events.
Signatures

Item 1.01. Entry Into a Material Definitive Agreement.

     On December 14, 2004, Great Wolf Resorts, Inc., a Delaware corporation (the “Registrant” or the “Company”), executed an Underwriting Agreement, by and among the Registrant, The Great Lakes Companies, Inc., Citigroup Global Markets, Inc., and the other several underwriters named on Schedule I thereto (the “Underwriting Agreement”). A copy of the form of Underwriting Agreement was filed as Exhibit 1.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-118148) (as amended, the “Registration Statement”) on November 26, 2004. Pursuant to the Underwriting Agreement, among other things, the Company agreed to sell to the underwriters an aggregate of 14,000,000 shares of its common stock at a purchase price of $15.81 per share in its initial public offering of its common stock (the “Public Offering”). Pursuant to the Underwriting Agreement, the Company also granted the underwriters an option to purchase up to 2,100,000 additional shares of common stock from the Company to cover over-allotments, if any (the “Over-Allotment Option”).

Item 8.01. Other Events.

     On December 20, 2004, the Company completed the Public Offering. In addition, the Over-Allotment Option was exercised in full and the shares of the Company’s common stock issuable pursuant thereto were issued on December 20, 2004. As a result, the Company issued an aggregate of 16,100,000 shares of its common stock in the Public Offering at a price-to-public of $17.00 per share. Also, on December 20, 2004, the Company completed the Formation Transactions which are described in detail in the Registration Statement and the final prospectus constituting a part thereof, dated December 14, 2004, which prospectus was filed with the Securities and Exchange Commission on December 15, 2004.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2004

GREAT WOLF RESORTS, INC.
By:	/s/ J. Michael Schroeder
J. Michael Schroeder
General Counsel and Corporate Secretary